Exhibit 3.1

CERTIFICATE

OF

OWNERSHIP AND MERGER

MERGING

VOYA FINANCIAL, INC.

WITH AND INTO

ING U.S., INC.

ING U.S., Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”)

DOES HEREBY CERTIFY:

FIRST: That the Company was organized pursuant to the provisions of the General Corporation Law of the State of Delaware, on the seventh day of April 1999.

SECOND: That the Company owns all of the outstanding shares of the capital stock of Voya Financial, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware (“Subsidiary”), on the second day of April 2014.

THIRD: That the Executive Committee of the Board of Directors of the Company, by unanimous written consent dated April 2, 2014, determined to merge Subsidiary with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware, with the Company being the surviving corporation (the “Merger”) and with the Company changing its name by virtue of the Merger to “Voya Financial, Inc.” pursuant to Section 253(b) of the General Corporation Law of the State of Delaware, and did adopt the following resolutions:

WHEREAS, ING U.S., Inc., a Delaware corporation (the “Company”), owns all of the outstanding shares of the capital stock of Voya Financial, Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board of Directors of the Company has deemed it advisable that the Subsidiary be merged with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware and, as a result of such merger, change the name of the Company to “Voya Financial, Inc.” (the “Name Change”) pursuant to Section 253(b) of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that the Subsidiary be merged with and into the Company (the “Merger”); and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of the Company shall remain unchanged and continue to remain outstanding as one share of capital stock of the Company, held by the person who was the holder of such share of capital stock of the Company immediately prior to the Merger; and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Common Stock, par value $.01 per share, of the Subsidiary shall be canceled and no consideration shall be issued in respect thereof; and it is further

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article FIRST thereof shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Voya Financial, Inc.”

RESOLVED, that the proper officers of the Company be, and each hereby is, authorized and directed to make, execute and acknowledge, in the name and on behalf of the Company, a certificate of ownership and merger for the purpose of effecting the Merger and the Name Change and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger and the Name Change.

FOURTH: The Company shall be the surviving corporation of the Merger.

FIFTH: The Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article FIRST thereof shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Voya Financial, Inc.”

SIXTH: That the effective time of the Merger shall be 12:01 a.m., Eastern Daylight Time, on the seventh day of April 2014.

IN WITNESS WHEREOF, ING U.S., Inc. has caused this Certificate to be signed by an authorized officer this third day of April 2014.

By:	/s/ ALAIN M. KARAOGLAN
Name:	Alain M. Karaoglan
Title:	Executive Vice President and Chief Operating Officer